Exhibit 16(b)(i)

EXECUTION VERSION

Confidential

ALTARIS HEALTH PARTNERS V, L.P.

ALTARIS HEALTH PARTNERS V-A, L.P.

10 E. 53rd Street, 31st Floor

New York, NY 10022

June 21, 2024

Impact Acquiror Inc.

c/o Altaris, LLC

10 East 53rd Street, 31st Floor

New York, NY 10022

Re:     Equity Commitment

Ladies and Gentlemen:

Altaris Health Partners V, L.P., a Delaware limited partnership, and Altaris Health Partners V-A, L.P., a Delaware limited partnership (the foregoing together, the “Investors”, and each of the Investors individually, an “Investor”), are pleased to make, subject to and on the terms and conditions hereof, the Commitment (as defined below) to Impact Acquiror Inc., a Delaware corporation (“Parent”), which has been formed in connection with the entry into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among Parent, Impact Merger Sub Inc. a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), and Sharecare, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined in this letter agreement shall have the meanings ascribed to such terms in the Merger Agreement.

1.	Each Investor, severally (and not jointly or jointly and severally), hereby agrees that, subject only to and on the terms and conditions set forth in this letter agreement, such Investor shall, or shall cause one or more of its assignees permitted in accordance with Section 4 hereof (“permitted assignees”) to, contribute to Parent the amount set forth beside such Investor’s name on Schedule A hereto (for each Investor, such Investor’s “Commitment”), solely for the purpose of allowing Parent and/or Merger Sub to fund (i) all of the amounts required to be paid by Parent at the Closing pursuant to, and in accordance with, Article IV of the Merger Agreement and (ii) the payment of all fees, costs and expenses required to be paid by Parent or Merger Sub at or prior to the Closing in connection with the transactions contemplated by the Merger Agreement (clauses (i) and (ii), collectively, the “Transaction Payments”). Each Investor may effect its contribution of the Commitment to Parent directly or indirectly through one or more Affiliates, and any Investor may allocate a portion of the Commitment to co-investors, including such Investor’s Affiliates; provided that such allocation shall not relieve such Investor of its obligations hereunder and such Investor shall remain liable for any portion of its Commitment except to the extent (and only to the extent) any such Affiliate actually funds any portion of such Investor’s Commitment when required pursuant to this letter agreement. No Investor shall, under any circumstances, be obligated to contribute to Parent more than such Investor’s respective Commitment (and only on and subject to the terms and conditions contained herein), and the cumulative liability of each Investor under this letter agreement shall not exceed such Investor’s respective Commitment. The amount of the Commitment to be funded by each Investor under this letter agreement at or immediately prior to the Closing may be reduced pro rata on a dollar-for-dollar basis solely to the extent that Parent does not require such amount to fund a portion of the Transaction Payments by reason of Parent having obtained funds from other sources (including cash held by the Company and its Subsidiaries at Closing); provided, in each case, that any such reduction shall occur solely in connection with, and subject to, the Closing and the simultaneous payment of all Transaction Payments required to be paid by Parent and/or Merger Sub. In no event shall any Investor or its permitted assignees have any obligation to contribute or otherwise provide any funds to Parent, the Company or any other Person, except as provided in this letter agreement or in the Guarantee, in each case, subject to the terms, conditions and limitations set forth herein and therein, as applicable.

2.	Each Investor’s several (and not joint or joint and several) obligation under this letter agreement to, or to cause one or more of its permitted assignees to, fund its respective Commitment is subject to (a) the satisfaction or waiver (to the extent permitted by the Merger Agreement) of each of the conditions to the Parties’ obligations to consummate the transactions contemplated by the Merger Agreement set forth in Article VII (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing; provided, that those other conditions would be capable of being satisfied at the Closing and subject to the satisfaction or waiver of such conditions at Closing), and (b) the substantially concurrent consummation of the Closing in accordance with the terms of the Merger Agreement, including Section 1.2 of the Merger Agreement. For the avoidance of doubt, the obligations of Parent under the Merger Agreement shall be determined in accordance with the terms thereof, and nothing in this letter agreement shall amend, modify, or waive any of the terms of the Merger Agreement or any defenses that Parent may have to any assertion of liability or obligation against it under the Merger Agreement.

3.	Each Investor’s obligation under this letter agreement to, or to cause one or more of its permitted assignees to, fund its respective Commitment shall automatically and immediately terminate upon the earliest to occur of (a) the consummation of the Closing and the payment of the Transaction Payments in accordance with the Merger Agreement (at which time the obligation shall be discharged in full), (b) the valid termination of the Merger Agreement in accordance with Section 8.1 thereof (provided, that, for the avoidance of doubt, if, prior to any purported termination, the Company shall have commenced an action seeking specific enforcement of the obligations of Parent to consummate the Closing in accordance with the Merger Agreement or any Investor to fund its Commitment hereunder, the termination shall not be deemed a valid termination hereunder unless and until so determined in a final, non-appealable resolution of such action), (c) a Chosen Court (as defined below) having declined in a final and non-appealable decision to specifically enforce the obligations of Parent and/or Merger Sub to cause the Commitment to be funded or to effect the Closing pursuant to a claim of specific performance or other equitable relief brought against Parent and/or Merger Sub pursuant to Section 9.5(b) of the Merger Agreement or (d) the Company or any of its controlled Affiliates asserting or filing, directly or indirectly, any claim under or action against any Investor or any Investor Affiliate (as defined below) in connection with the Merger Agreement, this letter agreement, the Guarantee or any transaction contemplated hereby or thereby, other than as expressly permitted by Section 6 of this letter agreement or Section 8 of the Guarantee. Notwithstanding anything that may be expressed or implied in this letter agreement, in no event shall any Investor have any obligation to fund its Commitment hereunder, or any amounts in respect thereof, at any time after the Company or any of its Affiliates have actually received any monetary damages in immediately available funds from Parent, the Investors or their respective Affiliates (other than in connection with matters unrelated to the transactions contemplated by the Merger Agreement).

4.	Neither the rights nor the obligations of the Company, any Investor or Parent under this letter agreement may be assigned, transferred or delegated, in whole or in part, directly or indirectly, by operation of Law or otherwise, without the prior written consent of the Company (as a third-party beneficiary hereof), each Investor and Parent, except as provided in the following sentence. Any attempted assignment, transfer or delegation in violation of this section shall be null and void and of no force or effect. Notwithstanding the foregoing, the obligation of any Investor under this letter agreement to fund one or more portions of its respective Commitment may be assigned by such Investor to any equity co-investor and/or its Affiliates (other than, for the avoidance of doubt, any portfolio companies of such Investor or Parent (or any subsidiary thereof)); provided that any such assignment shall not relieve such Investor of its obligations under this letter agreement or be permitted (i) in violation of applicable Law or (ii) if such assignment would (x) require any additional regulatory consent or other regulatory proceeding to be obtained by any of the Investors, Parent, Merger Sub or the Company (the “Transaction Parties”); or (y) cause any statement made or information provided to a regulatory authority prior to such assignment to become materially untrue or misleading (other than any statement made or information provided related solely to the identity of such Investor); provided, further, that (A) such assignment would not reasonably be expected to delay the Closing or prevent the conditions to the Closing set forth in the Merger Agreement from being satisfied and (B) the assignee is capable of performing its obligations under this letter agreement, including having the financial capacity necessary to fund the full amount of the Commitment that is being assigned. Each Investor acknowledges that the Company has entered into the Merger Agreement in reliance upon, among other things, the Commitments set forth herein. This letter agreement (including any document or instrument delivered in connection herewith), together with the Guarantee, the Merger Agreement and the Confidentiality Agreement constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties hereto, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this letter agreement or the other documents identified above.

5.	Notwithstanding anything to the contrary that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, each party hereto, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person, other than the Investors and their respective permitted assignees, has liabilities, commitments or other obligations hereunder and that, notwithstanding that each Investor is a limited partnership, no Person has any remedy, recourse or right of recovery hereunder (or any document or instrument delivered in connection herewith or in connection with the Merger Agreement) or in respect of any oral or written representation made or alleged to be made in connection herewith (or therewith) against, or contribution hereunder from, any Investor Affiliate (as defined below), through any Investor, Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited liability company or partnership) veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, by or through a claim by or on behalf of any Investor, Parent or Merger Sub against any Investor or any Investor Affiliate, or otherwise, except for Parent’s right to be capitalized by each Investor under and to the extent provided in this letter agreement, on the terms and subject to the conditions hereof. Notwithstanding the foregoing, in the event any Investor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of such Investor’s remaining net assets plus uncalled capital is less than such Investor’s Commitment hereunder, then Parent may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such transferee Person, as the case may be, but only to the extent of the obligations of such Investor hereunder and subject to the limitations herein. For purposes of this letter agreement, the term “Investor Affiliate” means any past, present or future director, officer, employee, incorporator, member, general or limited partner, manager, direct or indirect equityholder, management company, controlling Person, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Investor or of any of the foregoing (it being understood that the term Investor Affiliate shall not include Parent, Merger Sub or any of their respective subsidiaries or any Rollover Stockholder or any Investor or any assignees permitted in accordance with Section 4 hereof (in their capacity as such)). For the avoidance of doubt, neither Investor nor any Investor Affiliate is a party to, or has any obligations under, the Merger Agreement. Without limiting the generality of this Section 5, Parent shall not have any remedies against any Investor or any Investor Affiliate for any loss, damage or recovery of any kind (including consequential, indirect or punitive damages, and whether at Law, in equity, based on contract, tort or otherwise) arising under or in connection with any breach of the Merger Agreement or the failure of the transactions contemplated thereby to be consummated or otherwise in connection with the transactions contemplated thereby or in respect of any oral representations made or alleged to be made in connection therewith; provided, however, that the foregoing shall not limit Parent’s or the Company’s rights and remedies (i) to enforce the express terms of this letter agreement against the Investors pursuant to and to the extent permitted by Section 6 or (ii) pursuant to and to the extent permitted under the terms of the Guarantee.

6.

a)	Except as otherwise set forth in Section 6(b), (i) the Permitted Claims (as defined in the Guarantee), and (ii) the remedies of the Company under the Confidentiality Agreement against the counterparty thereto, shall be the sole and exclusive remedies available to the Company and all of its Affiliates against any Investor or any Investor Affiliate in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, or the transactions contemplated thereby, whether or not Parent’s breach is caused by any Investor’s breach of its obligations under this letter agreement. Except as otherwise set forth in Section 6(b), this letter agreement is solely for the benefit of Parent and is not intended to, nor does it, confer any benefits on, or create any rights or remedies in favor of, any Person other than Parent. Except as set forth in Section 6(b), this letter agreement may only be enforced by Parent. In no event shall any of Parent’s creditors have any right to enforce this letter agreement or to cause Parent to enforce this letter agreement. Notwithstanding anything to the contrary herein, the Company is intended to be, and is hereby made, a third party beneficiary of this letter agreement, and shall have an explicit right to enforce this letter agreement, solely for the purpose of causing each Investor to fund its respective Commitment (subject to the limitations set forth in Section 1) and only to the extent that the conditions to the funding of such Commitment set forth in Section 2 are satisfied and the Company is entitled to specific performance, injunction or other equitable relief in accordance with Section 9.5(b) of the Merger Agreement, which right of enforcement may be sought directly against such Investor irrespective of whether Parent pursues any specific performance, injunction or other equitable remedies, and for no other purpose whatsoever (including, without limitation, any claim for monetary damages under the Merger Agreement or Guarantee or any other document or instrument delivered in connection therewith or based on any theory, whether in law, equity, contract or tort).

b)	The exercise by Parent or the Company of any right to enforce this letter agreement pursuant to this Section 6 does not give rise to any other remedies, monetary or otherwise, such remedies being limited, as described in this letter agreement, to those provided under the Merger Agreement and this letter agreement; provided, that in no event shall any rights of the Company under this Section 6 limit the Company’s right to enforce any other agreement to which an Investor is a party with respect to the Merger (subject to the limitations set forth herein and in such agreement).

7.	Other than as required by Law or the rules of any national securities exchange or in connection with the enforcement of, or any claims or causes of action related to or arising in connection with, this letter agreement in accordance with the terms hereof or the Merger Agreement, each of the parties hereto agrees that it will not, nor will it permit its respective advisors or Affiliates to, disclose to any Person the contents of this letter agreement without the consent of the Company or the other parties hereto, other than to the respective advisors or Affiliates of the parties hereto (including, as regards any Investor, such Investor’s Investor Affiliates), which advisors or Affiliates (or, as regards any Investor, such Investor’s Investor Affiliates) shall be required to maintain the confidentiality of this letter agreement in accordance herewith. Without limiting the foregoing, each Investor and Investor Affiliate shall have the right to make such disclosures as are required by any Governmental Authority having jurisdiction over such Investor or its Investor Affiliates, and such Investor or Investor Affiliate shall not be required to provide any notice of such disclosure.

8.	Each Investor hereby represents and warrants to Parent severally (and not jointly or jointly and severally) as to itself that: (a) such Investor is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, and such Investor has all requisite organizational power and authority to execute, deliver and perform its obligations under this letter agreement, (b) the execution, delivery and performance of this letter agreement have been duly and validly authorized by all necessary action and do not contravene any provision of such Investor’s partnership agreement or similar organizational documents or any Law or contractual restriction binding on such Investor or its assets, (c) except for such consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority contemplated by the Merger Agreement to be obtained or made after the date hereof, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this letter agreement by such Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this letter agreement, (d) this letter agreement has been duly and validly executed and constitutes a legal, valid and binding obligation of such Investor enforceable against such Investor in accordance with its terms, subject to the Bankruptcy and Equity Exception, (e) such Investor has, and will continue to have for so long as this letter agreement remains in effect, sufficient liquid and unencumbered assets and the financial capacity to pay and perform its obligations under this letter agreement, including to fulfill such Investor’s Commitment shall be available to such Investor at such time as such Investor’s Commitment becomes due and payable hereunder and (f) such Investor’s Commitment is less than the maximum amount that such Investor is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise.

9.	This letter agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this letter agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.	Each of the parties hereto irrevocably agrees that this letter agreement and any action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this letter agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto (a) expressly submits to the personal jurisdiction and venue of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”), in the event any dispute between the parties hereto (whether in contract, tort or otherwise) arises out of this letter agreement or the transactions contemplated hereby, (b) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (c) agrees that it shall not bring any claim, action or proceeding against any other Parties relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby irrevocably consents to process being served by any party hereto in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.6 of the Merger Agreement (and the address for delivery to each Investor shall be the address for Parent as set forth in Section 9.6 of the Merger Agreement).

11.	EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12.	This letter agreement may not be amended, and no provision of this letter agreement may be waived or modified, without the prior written consent of each party hereto and of the Company (as a third-party beneficiary hereof), and any attempted amendment, waiver or modification hereof without such prior written consent shall be null and void and of no force or effect. The parties hereto hereby acknowledge and agree that: (x) the conditions set forth in Section 2 hereof and the limitations set forth in Section 1 hereof in this letter agreement are an integral part of the transactions contemplated hereby; (y) without such agreements, the Investors would not have entered into this letter agreement; and therefore (z) this letter agreement may not be enforced without giving effect to such limitations.

13.	This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this letter agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. The parties irrevocably and unreservedly agree that this letter agreement may be executed by way of electronic signatures and the parties agree that this letter, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

[signature page follows]

If this letter agreement is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,

INVESTORS:

ALTARIS HEALTH PARTNERS V, L.P.

By:	AHP V GP, L.P., its general partner
By:	Altaris Partners, LLC, its general partner

By:	/s/ George E. Aitken-Davies
Name:	George E. Aitken-Davies
Title:	Manager

ALTARIS HEALTH PARTNERS V-A, L.P.

By:	AHP V GP, L.P., its general partner
By:	Altaris Partners, LLC, its general partner

By:	/s/ George E. Aitken-Davies
Name:	George E. Aitken-Davies
Title:	Manager

AHP V GP, L.P.

By:	Altaris Partners, LLC, its general partner

By:	/s/ George E. Aitken-Davies
Name:	George E. Aitken-Davies
Title:	Manager

Accepted and agreed as of

the date first written above:

PARENT:

IMPACT ACQUIROR INC.

By:	/s/ Nicholas Fulco
Name: Nicholas Fulco
Title: President

Schedule A

Investor	Commitment
Altaris Health Partners V, L.P.	$382,599,222
Altaris Health Partners V-A, L.P.	$178,600,778
Total:	$561,200,000